Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2024 First Quarter

•	First quarter revenue growth of 11% as reported and constant currency organic
•	As reported diluted earnings per share increased to $1.25; adjusted earnings increased to $2.00
•	Fiscal 2024 outlook updated to reflect acquisition of BD surgical instrumentation assets

DUBLIN, IRELAND - (August 1, 2023) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2024 first quarter ended June 30, 2023. Revenue as reported for the quarter increased 11% to $1.28 billion compared with $1.16 billion in the first quarter of fiscal 2023. Constant currency organic revenue (see Non-GAAP Financial Measures) also increased 11% for the first quarter of fiscal 2024 as compared to the first quarter of fiscal 2023.

“We are pleased to start the year with strong performance,” said Dan Carestio, President and Chief Executive Officer of STERIS. “Our first quarter results benefited from continued improvement in procedure volumes and supply chain challenges easing. In addition to those factors, our ability to reduce lead times for Healthcare capital equipment drove our outperformance in the quarter.”

First Quarter Operating and Segment Results
As reported, net income for the first quarter was $123.6 million or $1.25 per share, compared with net income of $111.3 million or $1.10 per diluted share in the first quarter of fiscal 2023. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2024 was $198.2 million or $2.00 per diluted share, compared with the previous year’s first quarter of $191.1 million or $1.90 per diluted share.

Healthcare revenue as reported grew 17% in the quarter to $818.9 million compared with $698.5 million in the first quarter of fiscal 2023. This performance reflected a 33% improvement in capital equipment revenue, an 11% increase in consumable revenue and a 12% increase in service revenue. Constant currency organic revenue increased 18% for the quarter compared with the prior year quarter. Healthcare operating income was $198.2 million compared with $156.5 million in last year’s first quarter. This improvement was primarily attributable to the increase in volume along with favorable pricing and mix.

Fiscal 2024 first quarter revenue for Applied Sterilization Technologies (AST) increased 6% as reported to $233.1 million compared with $220.9 million in the same period last year. Revenue growth was limited by Customer inventory management and the continued reduction in demand from bioprocessing Customers. Constant currency organic revenue in the quarter increased 5%. Segment operating income was $109.6 million in the first quarter of fiscal 2024, somewhat limited by higher labor and energy costs, compared with operating income of $109.3 million in the same period last year.

Life Sciences first quarter revenue as reported decreased 1% to $131.4 million compared with $132.2 million in the first quarter of fiscal 2023. This performance reflected a 4% increase in consumable revenue and a 20% increase in service revenue, offset by a 23% decline in capital equipment revenue as compared with a strong first quarter last year. Constant currency organic revenue declined 1% in the quarter compared with the prior year quarter. Reflecting the decline in volume and increased costs, operating income decreased to $50.0 million in the first quarter of fiscal 2024 compared with $55.3 million in the prior year’s first quarter.

Dental first quarter revenue as reported declined 4% to $101.2 million compared with $104.8 million in the first quarter of fiscal 2023. Constant currency organic revenue declined 4% in the quarter compared with the prior year quarter. Operating income improved to $22.0 million in the first quarter of fiscal 2024 compared with $19.6 million in the prior year’s first quarter. This increase was primarily due to favorable pricing and improved operating efficiencies.

Cash Flow
Net cash provided by operations for the first quarter of fiscal 2024 was $281.1 million, compared with $231.7 million in the same period during fiscal 2023. Free cash flow (see Non-GAAP Financial Measures) for the first quarter of fiscal 2024 was $214.5 million compared with $117.1 million in the prior year period. The increase in free cash flow during the quarter was primarily driven by the timing of capital spending and improved accounts receivable.

Fiscal 2024 Outlook – Updating for Acquisition
As announced on June 20, STERIS signed a definitive agreement to purchase the surgical instrumentation, laparoscopic instrumentation and sterilization container assets from BD (Becton, Dickinson and Company) (NYSE:BDX) for $540 million (“the Transaction”). All applicable antitrust waiting periods for the Transaction have expired and STERIS now anticipates that the Transaction will close in early August. The Company is updating fiscal 2024 outlook to reflect the Transaction.

For fiscal 2024, the company now expects as reported revenue to increase 9-10%, an increase from previous expectations of 7-8%, solely reflecting the Transaction. Expectations for constant currency organic revenue growth are unchanged at 6-7%. Adjusted earnings per diluted share are anticipated to be in the range of $8.60 to $8.80, increased from prior expectations of $8.55 to $8.75, reflecting $0.05 contribution from the acquired assets. Free cash flow for fiscal 2024 is now anticipated to be $685 million, a decrease from prior expectations of $700 million, reflecting working capital funding requirements for the Transaction.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, August 2, 2023 at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 7025742 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare, life sciences and dental products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2023. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic or similar public health crises on

STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical, (e) uncertainties related to tax treatments under the TCJA and the IRA, (f) the possibility that Pillar Two Model Rules could increase tax uncertainty and adversely impact STERIS's provision for income taxes and effective tax rate and subject STERIS to additional income tax in jurisdictions who adopt Pillar Two Model Rules, (g) STERIS's ability to continue to qualify for benefits under certain income tax treaties in light of ratification of more strict income tax treaty rules (through the MLI) in many jurisdictions where STERIS has operations, (h) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (i) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, including as a result of inflation, (j) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (k) the possibility that application of or compliance with laws, court rulings, certifications, regulations, or regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, the outcome of any pending or threatened litigation brought by private parties, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services, result in costs to STERIS that may not be covered by insurance, or otherwise affect STERIS’s performance, results, prospects or value, (l) the potential of international unrest, including the Russia-Ukraine military conflict, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (m) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (n) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (o) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, impairments, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS's various securities filings, may adversely impact STERIS’s performance, results, prospects or value, (p) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (q) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation (including CAMT and excise tax on stock buybacks), regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (r) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (s) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (t) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (u) the effects of changes in credit availability and pricing, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed, and (v) STERIS’s ability to complete any announced transactions, including the fulfillment of related closing conditions.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended June 30,

	2023	2022
	(Unaudited)	(Unaudited)
Revenues	$1,284,542	$1,156,491
Cost of revenues	711,081	638,693
Gross profit	573,461	517,798
Operating expenses:
Selling, general, and administrative	359,058	334,626
Research and development	25,502	24,751
Restructuring expenses	19	26
Total operating expenses	384,579	359,403

Income from operations	188,882	158,395
Non-operating expenses, net	30,968	23,444
Income tax expense	34,124	24,196
Net income	$123,790	$110,755
Less: Net income (loss) attributable to noncontrolling interests	236	(507)
Net income attributable to shareholders	$123,554	$111,262
Earnings per ordinary share (EPS) data:
Basic	$1.25	$1.11
Diluted	$1.25	$1.10
Cash dividends declared per share ordinary outstanding	$0.47	$0.43
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	98,708	100,082
Diluted number of shares outstanding	99,239	100,722

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	June 30,	March 31,
	2023	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$208,614	$208,357
Accounts receivable, net	887,756	928,315
Inventories, net	768,835	695,493
Prepaid expenses and other current assets	166,050	179,277
Total current assets	2,031,255	2,011,442

Property, plant, and equipment, net	1,726,091	1,705,512
Lease right-of-use assets, net	195,292	191,741
Goodwill	3,886,599	3,879,219
Intangibles, net	2,865,107	2,955,780
Other assets	80,036	78,145
Total assets	$10,784,380	$10,821,839
Liabilities and equity
Current liabilities:
Accounts payable	$260,687	$279,620
Other current liabilities	626,224	582,224
Total current liabilities	886,911	861,844
Long-term indebtedness	2,860,116	3,018,655
Other liabilities	858,981	854,168
Total equity	6,178,372	6,087,172
Total liabilities and equity	$10,784,380	$10,821,839

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended June 30,
(in thousands)	2023	2022
	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$818,874	$698,526
Applied Sterilization Technologies	233,099	220,911
Life Sciences	131,413	132,207
Dental	101,156	104,847
Total revenues	$1,284,542	$1,156,491
Operating income (loss):
Healthcare	$198,182	$156,497
Applied Sterilization Technologies	109,590	109,315
Life Sciences	49,841	55,305
Dental	22,039	19,596
Corporate	(92,265)	(75,943)
Total operating income before adjustments	$287,387	$264,770
Less: Adjustments
Amortization of acquired intangible assets	$93,925	$93,929
Acquisition and integration related charges	2,709	9,832
Tax restructuring costs	9	173
Gain on fair value adjustment of acquisition related contingent consideration	—	(3,100)
Net loss on divestiture of businesses	—	3,878
Amortization of inventory and property "step up" to fair value	1,843	1,637
Restructuring charges	19	26
Total operating income	$188,882	$158,395

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Three Months Ended June 30,
	2023	2022
Operating activities:	(Unaudited)	(Unaudited)

Net income	$123,790	$110,755
Non-cash items	151,147	166,448
Changes in operating assets and liabilities	6,192	(45,457)
Net cash provided by operating activities	281,129	231,746
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(66,601)	(115,933)
Proceeds from the sale of property, plant, equipment, and intangibles	5	1,288
Proceeds from the sale of businesses	—	5,228
Net cash used in investing activities	(66,596)	(109,417)
Financing activities:
Payments on term loans	(15,000)	(111,875)
(Payments) proceeds under credit facilities, net	(144,651)	37,011
Acquisition related deferred or contingent consideration	(89)	(84)
Repurchases of ordinary shares	(8,724)	(24,679)
Cash dividends paid to ordinary shareholders	(46,427)	(43,008)
Stock option and other equity transactions, net	1,254	1,221
Net cash used in financing activities	(213,637)	(141,414)
Effect of exchange rate changes on cash and cash equivalents	(639)	(12,908)
Increase (decrease) in cash and cash equivalents	257	(31,993)
Cash and cash equivalents at beginning of period	208,357	348,320
Cash and cash equivalents at end of period	$208,614	$316,327

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Three Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$281,129	$231,746
Purchases of property, plant, equipment, and intangibles, net	(66,601)	(115,933)
Proceeds from the sale of property, plant, equipment, and intangibles	5	1,288
Free Cash Flow	$214,533	$117,101

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three Months Ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2023	2022	2023	2022	2023	2023	2023	2023
Segment revenues:
Healthcare	$818,874	$698,526	$—	$—	$(1,574)	17.2%	17.2%	17.5%
Applied Sterilization Technologies	233,099	220,911	—	—	830	5.5%	5.5%	5.1%
Life Sciences	131,413	132,207	—	—	23	(0.6)%	(0.6)%	(0.6)%
Dental	101,156	104,847	—	—	138	(3.5)%	(3.5)%	(3.7)%
Total	$1,284,542	$1,156,491	$—	$—	$(583)	11.1%	11.1%	11.1%

	Three Months Ended June 30, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2023	2022	2023	2022	2023	2022	2023	2022
GAAP	$573,461	$517,798	$188,882	$158,395	$123,554	$111,262	$1.25	$1.10
Adjustments:
Amortization of acquired intangible assets	575	418	93,925	93,929
Acquisition and integration related charges	434	682	2,709	9,832
Tax restructuring costs	—	—	9	173
Gain on fair value adjustment of acquisition related contingent consideration	—	—	—	(3,100)
Net loss on divestiture of businesses	—	534	—	3,878
Amortization of inventory and property "step up" to fair value	597	2,215	1,843	1,637
Restructuring charges	—	—	19	26
Net impact of adjustments after tax(1)					74,659	79,844
Net EPS impact							0.75	0.80
Adjusted	$575,067	$521,647	$287,387	$264,770	$198,213	$191,106	$2.00	$1.90
(1) The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2024 Outlook	Twelve Months
Ended March 31, 2024
(Outlook)**

Net income per diluted share	$5.48 - $5.68
Amortization of fair value adjustments for acquired property, plant, and equipment and intangible assets	3.02
Acquisition and integration related charges	0.10
Adjusted net income per diluted share	$8.60 - $8.80

Cash flows from operating activities	$1,060,000
Purchases of property, plant, equipment, and intangibles, net	(375,000)
Free Cash Flow	$685,000

** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
First Quarter Fiscal 2024
For the Periods Ending June 30, 2023 and 2022
	FY 2024	FY 2023
Total Company Revenues	Q1	Q1
Consumables	$443,894	$416,825
Service	570,684	519,415
Total Recurring	$1,014,578	$936,240
Capital Equipment	269,964	220,251
Total Revenues	$1,284,542	$1,156,491
Ireland Revenues	$20,085	$18,176
Ireland Revenues as a % of Total	2%	2%
United States Revenues	$930,542	$834,101
United States Revenues as a % of Total	72%	72%
International Revenues	$333,915	$304,214
International Revenues as a % of Total	26%	26%

Segment Data	FY 2024	FY 2023
	Q1	Q1
Healthcare
Revenues
Consumables	$280,281	$252,032
Service	300,494	267,360
Total Recurring	$580,775	$519,392
Capital Equipment	238,099	179,134
Total Healthcare Revenues	$818,874	$698,526
Segment Operating Income	$198,182	$156,497
Applied Sterilization Technologies
Revenues
Service	$232,225	$220,292
Capital Equipment	874	619
Total Applied Sterilization Technologies Revenues	$233,099	$220,911
Segment Operating Income	$109,590	$109,315
Life Sciences
Revenues
Consumables	$61,698	$59,557
Service	38,724	32,151
Total Recurring	$100,422	$91,708
Capital Equipment	30,991	40,499
Total Life Sciences Revenues	$131,413	$132,207
Segment Operating Income	$49,841	$55,305
Total Dental Revenues	$101,156	$104,847
Segment Operating Income	$22,039	$19,596

Other Data	FY 2024	FY 2023
	Q1	Q1
Healthcare Backlog	$491,732	$521,676
Life Sciences Backlog	104,900	92,706
Total Backlog	$596,632	$614,382
GAAP Income Tax Rate	21.6%	17.9%
Adjusted Income Tax Rate	22.6%	21.0%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.